UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

February 13, 2012

SINOHUB, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52746	87-0438200
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6/F, Building 51, Road 5, Qiongyu Road, Technology Park Nanshan District Shenzhen, China	518057
(Address of Principal Executive Offices)	(Zip Code)

86 755 26612106
Registrant's Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 13, 2012, SinoHub, Inc. (the “Company”) entered into a Joint Venture Agreement (the “Agreement”) with Ciao Telecom, Inc. (“Ciao Telecom”) relating to the manufacture and sale of mobile communications devices in Brazil.   Pursuant to the terms of the Agreement, the joint venture will create a Brazilian corporation to be named CiaoHub, S.A. (“CiaoHub”).  SinoHub and Ciao Telecom will each initially own 47% of CiaoHub, with the remaining 6% to be equally divided among the six directors of CiaoHub.  The Agreement provides that Ciao Telecom will be responsible for obtaining land, government permits and debt financing for the construction of a factory in Brazil and for organizing and completing the construction of the factory. Ciao will also be responsible for the marketing of the products produced by the factory.  The Agreement further provides that SinoHub will be responsible for developing a business plan to facilitate CiaoHub’s fund-raising efforts, managing the operations of the factory and assisting in the sale of the products produced by the factory.  The Agreement further prohibits both SinoHub and Ciao Telecom from being involved with any business, activity or enterprise engaged in the manufacture, sale or distribution of mobile communications devices in Brazil other than through CiaoHub during the term of the Agreement and for six months thereafter.

A copy of a press release issued by the Company announcing the joint venture is attached hereto as exhibit 99.1.

The foregoing is only a brief description of the material terms of the Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Agreement filed as Exhibit 10.1 and incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

  (d) Exhibits

Exhibit No.	Description
10.1	Joint Venture Agreement between SinoHub, Inc. and Ciao Telecom, Inc. dated as of February 13, 2012
99.1	Press Release of SinoHub, Inc. dated February 14, 2012

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

SINOHUB, INC.

Date: February 14, 2012	By:	/s/ Henry T. Cochran
Henry T. Cochran
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Joint Venture Agreement between SinoHub, Inc. and Ciao Telecom, Inc. dated as of February 13, 2012
99.1	Press Release of SinoHub, Inc. dated February 14, 2012